Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES PRICING OF
EXPECTED $18 MILLION FINANCING OF SERIES B PREFERRED STOCK AND WARRANTS

Virginia Beach, VA – September 12, 2014–Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today the pricing of a public offering and sale of 720,000 shares of its Series B Convertible Preferred Stock, without par value per share (“Preferred Stock”) and Warrants (the “Warrants”) to purchase an aggregate of 864,000 shares of its common stock, $0.01 par value per share (the “Common Stock”). This excludes the 108,000 shares of Preferred Stock and/or the 129,600 Warrants the underwriters may purchase to cover over-allotments.

The offering consists of 144,000 units priced at $125.00 per unit, which will immediately separate into five shares of Preferred Stock and six Warrants that permit investors to purchase one share of Common Stock at an exercise price of $5.50 per share, subject to adjustment. The Preferred Stock will bear an interest rate of 9% per annum and will have a conversion price of $5.00 per share of common stock, subject to adjustment. The Preferred Stock will automatically convert into shares of the Company’s common stock if the 20-day volume weighted adjusted closing price of the Company’s common stock exceeds $7.25 per share on the Nasdaq Capital Market. The Warrants will expire on April 29, 2019.

Maxim Group LLC and Newbridge Securities Corporation are acting as joint book-running managers of the offering. National Securities Corporation and MLV & Co. are acting as lead managers with Capitol Securities Management, Inc. and I-Bankers Securities, Inc. listed as the co-managers of the offering.

A copy of the prospectus relating to the offering may be obtained via the SEC’s website at www.sec.gov.

Copies of the final prospectus, when available, may also be obtained by mail to Maxim Group LLC, Prospectus Department, 405 Lexington Avenue, New York, NY, 10022, or toll-free by telephone at 1(800)724-0761 or from Newbridge Securities Corporation, 1451 West Cypress Creek Road, Suite 204, Fort Lauderdale, FL 33309 or toll-free by telephone at 1(877) 447-9625.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us

Forward-looking statement
This press release includes forward-looking statements regarding the financing plans of the Company, including statements related to Wheeler's offering of Preferred Stock and Warrants. Any statement describing the Company’s expectations, financial or other projections is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties. Wheeler’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of the business and industry. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Wheeler are described in additional detail in the Company’s annual report on Form 10-K for the year ended December 31, 2013, which is on file with the SEC. Copies of these and other documents are available from the Company.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com